EXHIBIT 12.1

                           Trustreet Properties, Inc.
                       Ratio of Earnings to Fixed Charges
                                 (in thousands)
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                                                      For the Six Months
                                                        Ended June 30,                    Years Ended December 31,
                                                      2005       2004      2004        2003        2002          2001       2000
                                                     ------    -------    -------     -------    --------    --------     ---------

Earnings:
Income (loss) from continuing operations          $   3,936    $ 4,882    $ 8,178     $ 8,410     $26,026    $(14,254)    $(6,526)

Excluding adjustments for minority interests
  or income from equity in joint ventures             1,487      1,892      3,613       1,805       2,308       1,152      (1,122)
                                                    -------     ------     ------     -------     -------     -------      --------
Pretax income (loss) from continuing
  operations before adjustments for minority
  interest or income from equity in joint
  ventures                                            5,423      6,774     11,791      10,215      28,334     (13,102)     (7,648)
Add:  Fixed Charges                                  44,065     25,550     52,003      53,325      61,242      70,163      48,994
                                                    -------     ------     ------      ------      ------      -------     -------

Earnings                                           $ 49,488   $ 32,324    $63,794     $63,540     $89,576    $ 57,061   $  41,346
                                                    =======     ======     ======      ======      ======      ======      ======

Fixed Charges:
      Interest Expense (1)                         $ 43,835   $ 25,315    $51,533     $52,843     $60,749     $69,751    $ 48,665
      Estimated Interest with Rent Expense (2)          230        235        470         482         493         412         329
                                                    -------     ------     ------      ------      ------      ------      ------
                                                   $ 44,065   $ 25,550    $52,003     $53,325     $61,242    $ 70,163    $ 48,994
                                                    =======     ======     ======      ======      ======     =======      ======

Fixed Charges
Ratio of Earnings to Fixed Charges                    1.12x      1.27x      1.23x       1.19x       1.46x       --            --
Deficiency of Earnings to Fixed Charges                 n/a        n/a        n/a         n/a         n/a     $13,102     $ 7,648

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(1) Includes amortized premiums,  discounts and amortized
    capitalized financing costs.
(2) 33% of rent expense
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